Exhibit 23.3
Consent of Independent Auditors
Board of Directors
CMP Susquehanna Radio Holdings Corp. (formerly Susquehanna Pfaltzgraff Co., the Predecessor):
We consent to the incorporation by reference in the registration statement (No. 333-143558) on Form S-4 of CMP Susquehanna Radio Holdings Corp. of our report dated February 23, 2007 with respect to the consolidated statements of operations, stockholders’ (deficit) equity and comprehensive income (loss), and cash flows of Susquehanna Pfaltzgraff Co. and subsidiaries for the period from January 1, 2006 through May 4, 2006, and the related financial statement schedule, which report appears in the December 31, 2008 annual report on Form 10-K of CMP Susquehanna Radio Holdings Corp.
/s/ KPMG LLP

Harrisburg, PA
April 15, 2009